Exhibit 10.3
MASTER TERMS AND CONDITIONS
These Master Terms and Conditions are effective as of the 1st day of January, 2007 by and between Intersections Inc., a Delaware corporation with its principal place of business at 14901 Bogle Drive, Chantilly, Virginia 20151 (“Intersections”) and Digital Matrix Systems, Inc., a Texas corporation with its principal place of business at 15301 Spectrum Drive, 2nd Floor, Addison, Texas 75001 (“DMS”).
RECITALS
WHEREAS, Intersections is in the business of providing personal credit and identity management and protection services to consumers;
WHEREAS, DMS is in the business of providing credit analytic solutions and consulting services;
WHEREAS, Intersections and DMS have been working together since 1997 and now wish to enter into a master services agreement whereby DMS will provide Intersections with certain services as set forth in the Schedules hereunder (defined in Section 1.1 below);
WHEREAS, Intersections and DMS are currently party to the following agreements: a Software License Agreement dated April 1, 1999, a Support and Maintenance Agreement dated January 6, 2000, a Letter Agreement dated December 14, 2001, a Data Services Agreement for CreditBrowser dated December 17, 2004, a Data Services Agreement for Credit Bureau Simulator dated September 1, 2004, and a Professional Services Master Agreement on November 11, 2005;
WHEREAS, Intersections and DMS wish to terminate the following agreements: the Software License Agreement dated April 1, 1999, the Support and Maintenance Agreement dated January 6, 2000, and the Letter Agreement dated December 14, 2001 (collectively, the “1999 Agreements”);
WHEREAS, Intersections and DMS wish to have the services provided under the 1999 Agreements governed by these Master Terms and Conditions;
THEREFORE, in reliance thereon and in consideration of the mutual covenants and conditions hereof, and intending to be legally bound hereby, Intersections and DMS agree as follows:
TERMS & CONDITIONS
1.	Definitions.
1.1.	“Affiliate” of a party means an entity that controls, is controlled by, or is under common control with that party, in each case through direct or indirect ownership of a majority of the voting stock of the controlled party or entity.

1.2.	“Business Day” means any day of the week on which banks chartered under the authority of the Comptroller of the Currency of the United States of America are open for general commercial business in the United States.

1.3.	“Change in Control” with respect to a party means any one or more of the following events: (i) any purchase from the party or acquisition by any unaffiliated entity of a majority of the total outstanding voting securities of the party, (ii) any merger, consolidation, business combination or similar transaction involving the party, or (iii) any sale (other than in the ordinary course of business), exchange, transfer, acquisition or disposition, of substantially all of the assets of the party or assets of the party having a fair market value equal to 50% or more of the total fair market value of all of the assets of the party at such time.

1.4.	“Confidential Information” has the meaning as defined in Section 6.1 below.

1.5.	“Data Services” means any and all services related to support and delivery of data that DMS provides to Intersections under any Schedule.

1.6	“Documentation” means any and all associated user manuals, documentation and any other written supporting materials relating to the Data Services or Fixed Fee Services provided hereunder or other similar services under any Service Schedule.

1.6.	“Fixed Fee Services” means those sets of services that DMS provides to Intersections based on a negotiated set fee. See Appendix 1.

1.7.	“Intellectual Property” means any and all know-how, methodologies, processes, technologies, analysis, models, techniques, proprietary information, specifications, protocols, schematics, diagrams, inventions (whether or not patentable), apparatuses, hardware, tools, devices, formulae, algorithms, software, software code (in any form including without limitation source code and object code or executable code), user interfaces, and other forms of technology.

1.8.	“Intellectual Property Rights” means any and all of the following that may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including without limitation exclusive exploitation rights, copyrights and moral rights; (b) trade secret rights; (c) patent and industrial property rights; (d) other proprietary rights in Intellectual Property of every kind and nature; and (e) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (d) of this sentence.

1.9.	“Master Agreement” means these Master Terms and Conditions together with all Schedules entered into by the parties hereunder.

1.10.	“Schedule” means a written schedule, statement of work, exhibit or appendix agreed to by the parties.

1.11.	“Service or Services” means any service that DMS is obligated to perform under the Master Agreement.

1.12.	“Transactional Fee Services” means those services that DMS provides to Intersections on a per transaction basis. See Appendix 1.
2.	Termination of the 1999 Agreements. The parties hereby agree that the 1999 Agreements (defined above) shall be terminated by this Master Agreement, and that this Master Agreement shall supersede the 1999 Agreements.
3.	Services.
3.1.	Service Schedules. Intersections may identify DMS Services that it desires to receive. Following consultation of the parties, DMS shall prepare a proposed Schedule which shall include, to the extent applicable:
(a)	Any Services to be provided;

(b)	Any acceptance criteria, tests or standards applicable to the Services ;

(c)	The fees for the Services;

(d)	The period of performance including any milestones; and

(e)	Any agreement regarding Intellectual Property Rights of the parties to the extent such agreement differs from Section 8 below.
3.2.	Agreement to Schedules. No Schedule will be binding unless executed by both parties. Each Schedule is incorporated by reference and deemed a part of this Master Agreement.

3.3.	Current Schedules. The parties acknowledge and agree that as of the Effective Date the parties have agreed upon the following Appendices: Appendix 1: Fixed Fee vs. Transactional Services
4.	Payments and Expenses. Except as otherwise set forth in an applicable Schedule:
4.1.	Payment. Payments are due no more than thirty (30) days after Intersections receives an invoice. Any sums not paid when due shall automatically accrue interest from the date when due until actually paid at a rate of eighteen percent (18%) per annum or the highest rate allowed by law, whichever is less.

4.2.	Pricing. Pricing for each Service provided hereunder shall be set forth in the applicable Schedule and paid in accordance with the terms of this Section 4.

4.3.	Expenses. Unless otherwise specified in a Schedule, each party will be responsible for its own expenses related to performance under this Master Agreement.

4.4.	Taxes and Other Charges. In addition to all fees payable pursuant to this Master Agreement or any Service Schedule, Intersections will pay amounts equal to all sales, use, personal property and other taxes resulting from this Master Agreement or any activities under this Master Agreement, excluding taxes based on DMS’ net income and any use taxes, personal property taxes or other taxes on tangible personal property which DMS retains title to and uses in the Commonwealth of Virginia or elsewhere, unless Intersections furnishes proof of exemption from payment of such taxes which is in a form reasonably acceptable to DMS. Any sum due for which payment is not specified will be paid within 30 days after receipt of an invoice therefor from DMS.
5.	Term and Termination.
5.1.	Term. This Master Agreement shall be effective commencing January 1st, 2007 (the “Effective Date”), and shall continue in effect thereafter until terminated in accordance herewith unless or until:
(a)	all of the Services in all Schedules have been fully delivered;

(b)	all of the Schedules have been terminated in accordance with the particular Schedules; or

(c)	the Master Agreement has been terminated in accordance with Section 5.2 below.
5.2.	Termination of Master Agreement for Cause.
(a)	If a party (the “Defaulting Party”) is in material breach of this Master Agreement, and the Defaulting Party does not remedy that breach or default within thirty (30) calendar days after receipt from the other party of written notice of breach, the non-defaulting party will after the expiration of such thirty (30) calendar day period have the right to terminate the applicable Schedule or the Master Agreement.

(b)	Either party, at its option, may terminate this Master Agreement by providing written notice to the other party if the other party: (i) makes a general assignment for the benefit of creditors; (ii) suffers or permits appointment of a trustee or receiver for its business or assets if the trustee or receiver is not dismissed within 60 days; (iii) becomes subject to a voluntary or involuntary bankruptcy proceeding if the proceeding is not dismissed within 60 days; or (iv) is liquidated voluntarily or otherwise.
5.3.	Termination of Master Agreement without Cause. Either party may terminate this Master Agreement or any Schedule, without cause upon six months prior written notice to the other party. Intersections agrees to pay DMS all fees incurred prior to the effective date of such termination.

5.4.	Effects of Expiration or Termination.
(a)	Termination of the Master Agreement terminates all Schedules except as set forth in an applicable Schedule.

(b)	Upon expiration or termination of this Master Agreement, and except as otherwise set forth in an applicable Schedule, each party shall cease use of, and destroy or return to the other party, any tangible or intangible material containing Confidential Information of the other party, subject to any perpetual license terms set forth expressly in a Schedule.

(c)	Sections 5.4, 6, 7, 8, 10, 11, 12, 13.4, and 13.10 and any payment obligation incurred prior to the effective date of expiration or termination of the Master Agreement, survive expiration or termination of this Master Agreement.
6.	Confidentiality.
6.1.	Confidential Information Defined. “Confidential Information” as used in this Master Agreement means information that is disclosed to a party or its Affiliate (each, the “Receiving Party”) by or on behalf of the other party or its Affiliate (each, the “Disclosing Party”) during the term of this Master Agreement, including without limitation know-how, inventions, techniques, processes, algorithms, computer software programs, schematics, financial and business data, projections, marketing plans, product development plans, operational plans and details, and designs. Notwithstanding the foregoing, “Confidential Information” does not include information that:
(a)	is or becomes generally available to the public through no act or omission of the Receiving Party;

(b)	was in the Receiving Party’s lawful possession prior to receipt from the Disclosing Party;

(c)	is lawfully disclosed to the Receiving Party by a third party without violation of any right of the Disclosing Party; or

(d)	is developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.
6.2.	Obligations. The Receiving Party may not:
(a)	Use the Disclosing Party’s Confidential Information for any purpose other than performance under this Master Agreement; or

(b)	Disclose the Disclosing Party’s Confidential Information to any third party without the Disclosing Party’s written consent, except:
(i)	To the Receiving Party’s attorneys, accountants, financial advisors or board of director members, in each case only under a professional or fiduciary duty of confidentiality to the Receiving Party;

(ii)	To the Receiving Party’s contractor or agent under the contractor’s or agent’s written agreement in substance to use and disclose the information only as permitted under this Master Agreement; provided the Receiving

Party remains liable for any breach of those obligations by its contractor or agent; or

(iii)	As required under applicable law, regulation or court order, or pursuant to a third-party or government subpoena; provided the Receiving Party: (i) gives the Disclosing Party reasonable notice prior to such disclosure; and (ii) makes a reasonable effort to seek confidential treatment for the information disclosed.
6.3.	Each Party agrees to hold all non-public information of consumers, as defined in the Gramm-Leach-Bliley Act, received from the other party as confidential and will not disclose or use such information other than to perform its obligations as set forth in this Master Agreement or as otherwise authorized by law.

6.4.	Notwithstanding any expiration or termination of this Master Agreement, all of the Receiving Party’s nondisclosure and use obligations pursuant to this Master Agreement will survive for two (2) years after expiration or termination with respect to any Confidential Business Information received prior to such expiration or termination and with respect to Trade Secrets will continue for so long as such information continues to constitute a trade secret under applicable law.
7.	Privacy. Except to perform the services in accordance with this Master Agreement, DMS agrees not to disclose or use at any time prior to, during or following the term of this Master Agreement, any “non-public personal information,” as that term is defined in the Gramm-Leach-Bliley Act (Public Law 106-102, 15 U.S.C. § 6801 et seq.) provided by or on behalf of Intersections or obtained by DMS in connection with performance of the services (collectively, “Customer Information”). DMS shall maintain a comprehensive information security program (the “DMS Security Program”) that is written in one or more reasonably accessible parts and contains administrative, technical and physical safeguards for the purpose of ensuring the security and confidentiality of the Customer Information, protecting against any anticipated threats or hazards to the security or integrity of the Customer Information, and protecting against unauthorized access to or use of the Customer Information. DMS must provide Intersections with notice of any security incidents that potentially compromise the data protected by the DMS Security Program within 24 hours of DMS determining that a security incident had occurred. Security incidents include but are not limited to malicious acts by employees that potentially compromise the confidentiality or integrity of the protected data, unauthorized access by an employee or third party to the protected data, or unaccounted media or servers containing the protected data. In addition, DMS shall have conducted a SAS 70 (Statement on Auditing Standards, Service Organizations) Type II exam by an independent, nationally recognized certified public accounting firm within the past twenty-four months, or comply with the Visa Cardholder Information Security Program (these standards can be found on the usa.visa.com website.) DMS shall provide Intersections information about DMS’s information security program as requested by Intersections, including without limitation allowing Intersections or its agent or clients, at Intersections’s sole expense, to audit DMS security measures upon reasonable prior notice and to conduct security scans and intrusion testing. Such audit may not be requested more than one time per calendar year, except that audits may be more frequent if an audit reveals that DMS has not maintained appropriate security measures. DMS shall comply fully with any appropriate further physical or information security requirements provided by Intersections in writing, unless DMS notifies Intersections in writing within ten business days of receipt of such requirements that DMS is unable to comply, in which event DMS may terminate this Master Agreement upon written notice in its sole discretion, except as otherwise agreed by the parties. Intersections may require at any time that DMS delete all copies of and return to Intersections any Customer Information.
8.	Intellectual Property. Except as set forth in an applicable Schedule, each party will retain all Intellectual Property Rights in any Intellectual Property that it owned or developed prior to the Effective Date, or acquired or developed after the Effective Date without reference to or use of the Intellectual Property of the other party, regardless of whether any such item is embodied in any Services provided to the other hereunder.
9. Representations and Warranties.
9.1.	Mutual Representations and Warranties. Each party represents and warrants to the other as follows:
(a)	It is a legal entity organized and existing as specified in the preamble of this Master Agreement above, with all right and authority necessary to enter and perform under this Master Agreement;

(b)	This Master Agreement has been duly entered into by it; and

(c)	Its performance under this Master Agreement does not violate any law, regulation, court order or material agreement to which it is subject.
9.2.	DMS Representations and Warranties. DMS represents and warrants to Intersections that:
(a)	All Services will be performed in a good and workmanlike manner; and

(b)	It has not and will not knowingly provide any Services or Intellectual Property in violation of any third party Intellectual Property Right.
9.3.	Intersections Representations and Warranties. Intersections represents and warrants to DMS that:
(a)	It will comply with all applicable laws, including the Fair Credit Reporting Act (15 U.S.C. Section 1681 et seq., as amended (“FCRA)) and all other applicable federal or state credit reporting laws, statutes and regulations, and all of Intersections agreements with credit agencies.

(b)	It will use credit reports and other credit information accessed through the Services only for permissible purposes under the FCRA.
9.4.	EXCLUSIONS. EXCEPT AS SET FORTH IN AN APPLICABLE SCHEDULE: (1) THE REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS PARAGRAPH 9 ARE THE SOLE WARRANTIES MADE BY ANY PARTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS MASTER AGREEMENT; AND ARE MADE TO AND FOR THE BENEFIT OF THE OTHER PARTY ONLY, AND (2) NEITHER PARTY

MAKES ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY, OR ARISING FROM COURSE OF DEALING OR PERFORMANCE, AND HEREBY DISCLAIMS AND EXCLUDES FROM THIS MASTER AGREEMENT ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.
10.	Indemnification
10.1.	Obligations.
(a)	Each party agrees to defend, indemnify and hold harmless the other party and each of its employees, agents, officers, directors and shareholders, from and against any claim, suit, demand, or action, including without limitation reasonable attorneys fees (each and collectively, a “Claim”) arising from breach by the indemnifying party of its obligations, representations, or warranties under this Master Agreement or any Schedule.

(b)	DMS agrees to defend, indemnify and hold harmless Intersections and each of its employees, agents, officers, directors and shareholders, from and against any claim, suit, demand, or action, including without limitation reasonable attorneys fees (each and collectively, a “Claim”) alleging that use of Intellectual Property provided by DMS infringes or violates a third party Intellectual Property Right. If any Services become, or in DMS’s opinion is likely to become, the subject of a claim of infringement, DMS may, at its option, procure for Intersections the right to continue to use the Service, replace or modify the Service to make it noninfringing, or terminate the applicable Schedule and refund any prepaid fees paid under a Service Schedule through the date of termination.
10.2.	Procedures. Any person or entity seeking to be defended, indemnified or held harmless under this Section 10 must:
(a)	Give the indemnifying party prompt notice of the Claim;

(b)	Cooperate reasonably in defense of the Claim; and

(c)	Allow the indemnifying party sole control of the defense; provided that the indemnified person or entity may participate in the defense, at its own expense, and the indemnifying party may not consent to any agreement, order or relief that imposes any obligation on the indemnified person or entity without the indemnified person’s or entity’s written consent.
11.	Limitation of Liability
11.1.	IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, EXEMPLARY, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS OR OTHER ECONOMIC LOSS, LOST REIMBURSEMENTS, OR LOST DATA, OR FOR ANY CLAIM BY ANY THIRD PARTY, EVEN IF THE BREACHING PARTY HAD BEEN ADVISED OF THE

POSSIBILITY OF SUCH DAMAGES OR CLAIM. NOTHING IN THIS SECTION 11, HOWEVER, APPLIES TO (1) BREACH BY A PARTY OF ITS OBLIGATIONS WITH RESPECT TO USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION, (2) CLAIMS ARISING UNDER SECTION 10 ABOVE, OR (3) AS OTHERWISE SET FORTH IN AN APPLICABLE SCHEDULE.
12.	Waiver of Consumer Rights.
12.1.	INTERSECTIONS WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE AND SECTION 349 OF ARTICLE 22-1 (CONSUMER PROTECTION FROM DECEPTIVE ACTS AND PRACTICES) OF THE GENERAL BUSINESS LAW OF THE STATE OF NEW YORK, LAWS THAT GIVE CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, INTERSECTIONS VOLUNTARILY CONSENTS TO THIS WAIVER.

12.2.	In order to evidence its ability to grant such a waiver, Intersections represents and warrants to DMS that (i) Intersections is not in a significantly disparate bargaining position with respect to the transactions contemplated by this Master Agreement and (ii) Intersections is represented by legal counsel selected solely by Intersections in connection with the transactions contemplated by this Master Agreement, including such waiver, and such attorney was not directly or indirectly identified, suggested or selected by DMS or an agent of DMS.
13.	Miscellaneous Provisions
13.1.	Press Release. Neither party may issue any type of press release or public announcement regarding this Master Agreement or any Schedules hereunder without receiving prior content from the other party, such approval not to be unreasonably withheld or delayed. Except as otherwise set forth in this Master Agreement, or as otherwise agreed by the parties in writing or required by law, no party may use the other party’s trademarks or trade names for promotional or publicity purposes.

13.2.	Independent Contractors. Each party is an independent contractor of the other under this Master Agreement. This Master Agreement is not intended to create any other relationship between the parties, including without limitation any employment, agency, partnership, joint venture or fiduciary relationship.

13.3.	Assignment. This Master Agreement binds and inures to the benefit of each party’s permitted successors and assigns. Neither party may assign this Master Agreement without the express prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign this Master Agreement, without the other party’s consent, to an Affiliate, or as a result of a Change in Control without obtaining the other party’s prior consent; provided that the assigning party provides the other party with written notice of such assignment within 5 Business Days of the effective date of the assignment This Master Agreement shall inure to the benefit of and be binding upon and enforceable against each party and its successors and assigns.

13.4.	Noncompetition and Nonsolicitation.
(a)	Intersections acknowledges that pursuant to the terms of this Master Agreement and any applicable Service Schedule, DMS has agreed to provide Intersections with valuable and proprietary information, including Confidential Information pursuant to Section 6. Intersections acknowledges that this proprietary and confidential information is valuable to DMS and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by Intersections. Therefore, Intersections agrees that during the term of this Master Agreement and ending on the second anniversary of the termination of this Master Agreement, Intersections will not, directly or indirectly, engage or participate in any business that is in competition in any manner whatsoever with the business of DMS as currently conducted in any state in which DMS is conducting or reasonably expects to conduct or expand its business. During the term of this Master Agreement and ending on the second anniversary of the termination of this Master Agreement, DMS will not, directly or indirectly, engage or participate in any business that is in competition with, in any manner whatsoever, with the business of Intersections as currently conducted in any state in which Intersections is conducting or reasonably expects to conduct or expand its business nor will DMS provide its services to any third parties seeking to use the DMS services for the purpose of providing credit monitoring services to consumers..

(b)	During the term of this Master Agreement and for a period of 12 months after the date of termination of this Master Agreement, neither party, without the other party’s prior written consent, may directly or indirectly employ or solicit the employment of, or contract for services from, any person employed at the vice president level or higher by the other party. Nothing in the foregoing prohibits a party from soliciting and hiring any person through a general advertisement or other means not targeted at employees of the other party.
13.5.	Headings. The headings, titles, subheadings and other similar designations for the sections, subsections and exhibits of this Master Agreement are for convenience only and shall not be deemed to be a part of this Master Agreement.

13.6.	Force Majeure. Neither party will be held liable for failure to fulfill its obligations hereunder (except for payment obligations) if such failure is due to a Force Majeure Event. A “Force Majeure Event” means an act of war; domestic and/or international terrorism; civil rights or rebellions; quarantines, embargoes and other similar unusual governmental actions; or extraordinary elements of nature or acts of God; provided that such Force Majeure Event is beyond the excused party’s reasonable control, occurs without the excused party’s fault or negligence, is not caused directly or indirectly by the excused party and could not have been prevented by the excused party’s reasonable diligence.

13.7.	Modification. No representation or promise, or modification or amendment to this Master Agreement is binding on either party unless in writing signed by authorized representatives of both parties.

13.8.	Waiver. Any failure or delay in exercising, or any single or partial exercise of, any right or remedy by a party may not be deemed a waiver of any further, prior, or future right or remedy.

13.9.	Governing Law and Forum. The validity, construction and performance of this agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the state of New York.

13.10.	Dispute Resolution. Any dispute, controversy or claim arising under, out of, in connection with or in relation to this Master Agreement, or the breach, termination, validity or enforceability of any provision hereof (a “Dispute”), if not resolved informally through negotiation between the parties, will be submitted to binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then applicable. If the parties mutually agree on an arbitrator from a list of arbitrators obtained from the AAA, the arbitration will be conducted by a single member arbitrator. If the parties are unable to agree on one arbitrator, each party will select one arbitrator and then the two arbitrators together shall select a third, thereby creating a three panel arbitration panel. If the matter involves Intellectual Property, each of the arbitrators selected must have background in the intellectual property law field.
(a)	The arbitrator(s) will reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (i) persons with knowledge of relevant facts and (ii) expert witnesses and their opinions and the bases therefore. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof.

(b)	Any negotiation, mediation or arbitration conducted pursuant to this Section 13 will take place in the District of Columbia.

(c)	Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrator, the parties agree that the provisions of this Section 13 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute or the performance of any marketing activities by either party. Nothing in this Section 13 prevents the parties from exercising their right to terminate this Agreement in accordance with Section 13 above, or seek injunctive relief.
13.11.	Notices. All notices required to be given in writing must be sent by a nationally recognized overnight delivery service with Internet tracking capabilities, or delivered by hand in each case to the name and address designated in this section below or to such other address that the receiving party may in advance designate by written notice. Notice is deemed effective on the day after delivery to the overnight carrier, or, if by hand, the date of delivery to the party.

Intersections:	DMS:
VP Operations Intersections Inc. 14901 Bogle Drive, Suite 300 Chantilly, Virginia 20151	Digital Matrix Systems, Inc. 15301 Spectrum Drive Addison, TX 75001-6466 ATTN: Mr. David McGough Facsimile: (972) 341-0020

With copy to:
Chief Legal Counsel
13.12.	Severability. If any provision of this Master Agreement is declared invalid, the other provisions remain in full force and effect, and this Master Agreement is deemed to be amended to replace, to the extent legally possible, the rights and obligations contained in the invalid provision. The invalidity of any provision is not a failure of consideration.

13.13.	Entire Agreement. Each Schedule, and each other exhibit or appendix referenced in this Master Agreement, is incorporated into and made part of this Master Agreement. This Master Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, statements and representations, oral or written, between the parties relating to the subject matter of the Master Agreement.

13.14.	Conflicts. To the extent that the terms and conditions of this Master Agreement and the terms and conditions of any Schedule conflict, the terms and conditions of this Master Agreement shall control unless the Schedule specifically states that its term is meant to amend a term of this Master Agreement.

13.15.	Execution. This Master Agreement may be executed by counterparts, in original or facsimile form, each of which will be deemed one and the same original instrument.
IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused its duly authorized officers or representatives to be affixed hereto.

INTERSECTIONS INC.	DIGITAL MATRIX SYSTEMS, INC.

By:	By:

Name:	Name:

Title:	Title:

Date
Signed: ___day of , 2006	Signed: ___day of , 2006

SOFTWARE SERVICES SCHEDULE
This Software Services Schedule (“Schedule”) is entered into this 1st day of January 1, 2007 by and between Intersections Inc., a Delaware corporation with its principal place of business at 14901 Bogle Drive, Chantilly, Virginia 20151 (“Intersections”) and Digital Matrix Systems, Inc., a Texas corporation with its principal place of business at 15301 Spectrum Drive, 2nd Floor, Addison, Texas 75001 (“DMS”).
RECITALS
DMS provides access to raw credit bureau files and normalized versions of those files through either its Credit Toolkit software interface or an interface customized for such retrieval;
Intersections wishes to access both raw and normalized credit bureau files from DMS through both the DMS Credit Toolkit interface and Intersections’ own customized interface;
Intersections owns proprietary software (developed by and purchased from DMS) that processes comparisons of credit bureau data (“CreditMo”) and would like DMS to maintain, update and operate that proprietary software on Intersections’ behalf;
THEREFORE, in reliance thereon and in consideration of the mutual covenants and conditions hereof, and intending to be legally bound hereby, Intersections and DMS agree as follows:
TERMS & CONDITIONS
1.	Definitions
1.1.	“Business of Intersections” shall refer to (i) the business of, directly or indirectly, providing to individuals information regarding such individuals’ credit reports and/or periodically monitoring on the individuals’ behalf such individuals’ files at the credit reporting agencies, and/or (ii) any business which involves the use of the Software Interfaces (defined in Section 2.3(a) below) in connection with providing credit information to individuals regarding themselves.

1.2.	“Business of DMS” shall refer to the business of providing credit report merging, risk analysis, credit score development and/or validation, development and delivery of credit report summary attributes, software tools and data analysis services, and monitoring services to persons or entities other than individuals and services other than that which is the Business of Intersections.

1.3.	“Credit Toolkit” shall refer to DMS’ proprietary Credit Toolkit™ computer systems and software which provides access to both raw and normalized credit bureau data through both batch and online interfaces. This includes systems such as the sockets interface, Credit Toolkit interface and the main Adam processing servers. This includes any related documentation.

1.4.	“CreditMo” shall refer to the Intersections’’ proprietary computer software and systems, built by DMS, for monitoring changes in credit files over time by comparing a baseline and new credit files. This system includes all the software and systems required to format bureau batch requests, load the bureau response files, compare new report to previous report and produce the changes and output as expected by Intersection’s. This includes any related Documentation.

1.5.	“Customizations” means extensions, additional software code and alterations to the Software Interfaces (defined in Section 2.3(a) below) written by DMS at the request of Intersections on a time and materials basis. All such Customizations will be provided under a separate Service Schedule.

1.6.	“Data Services” shall refer to the following services defined herein under Section 2: Access & Normalization Services, Ongoing Monitoring of Credit Bureau Files, and Maintenance, Upkeep and Operation of CreditMo.

1.7.	“Enhancements” shall refer to any modification or enhancement that, when made at the request of Intersections to the Software, materially changes the Software utility, functional capability or application. Enhancements shall not include Customizations.

1.8.	“Error” shall refer to either a failure of a the Software Interfaces and systems used to deliver the services as defined in the SLA agreement, or a program or documentation defect in Credit Toolkit or CreditMo resulting in (a) inability to use the Software Interfaces, (b) an adverse impact on Intersections’ operations and services, or (c) damage to the integrity of Intersections’ data base.

1.9.	“Error Correction” shall refer to either a software modification, Enhancement, or addition that, when made or added to the Software Interfaces or systems, corrects the Error, or a procedure or routine that, when observed in the regular operation of the Software Interfaces, eliminates the practical adverse effect of the Error on Intersections.

1.10.	“Internal Purposes” shall refer to the credit services related to the Business of Intersections and other strictly internal purposes of (i) Intersections, (ii) Intersections’ Affiliates and (iii) a successor of Intersections. The parties hereto expressly agree that “Internal Purposes” shall not include providing credit report merging and monitoring services or services other than that which is the Business of Intersections.

1.11.	“SLA” shall refer to the Service Level Agreement identified in Appendix A that defines the performance metrics, expectations and responsibilities between Intersections Inc and DMS.

1.12.	“Software Update” refers to a subsequent version of the Licensed Software that includes Enhancements and/or Error Corrections.
2.	Services. The following services shall be provided in accordance with the SLA:
2.1.	Access & Normalization of Credit Bureau Files. DMS will provide Intersections with both raw and normalized credit bureau data through either its Credit Toolkit software interface or through use of Intersections CreditMo software (“Access & Normalization Services”).

2.2.	Ongoing Monitoring of Credit Bureau Files. DMS will conduct daily and monthly monitoring of credit bureau data and provide Intersections with the changes in data at the frequency defined in the SLA. DMS will provide this service using the CreditMo software (“Ongoing Monitoring of Credit Bureau Files”).

2.3.	Maintenance, Upkeep and Operation of CreditMo
a.	During the Term of this Schedule and subject to the terms and conditions set forth herein, DMS will provide the support and maintenance services (the “Basic Maintenance Services”) described in this Section 2 for Credit Toolkit and Credit Mo (together “Software Interfaces”). In providing these services, DMS will provide:
1.	Development efforts, research and analysis required to resolve production issues or Errors that are currently or may begin impacting the Service Performance Standards as defined in the SLA. Such Performance Standards include but are not limited to:
(a)	“Error” fixes;

(b)	Scaling for growth to include capacity and efficiency requirements;

(c)	Ongoing tuning of comparison logic, matching, and /de-duplication logic that addresses miss matches, improper groupings, false positives or other errors with these processes that result in inaccurate or incorrect data being delivered to Intersections or its customers.

(d)	Fine tuning of processes and minor modifications that improve customer or or Intersections experience;

(e)	Development to support changes instigated by the credit bureaus, credit industry, or Government legislation in order to continue delivery of results as defined in the Service Performance Standards as defined in the SLA;
2.	Support changes within data layout and content as delivered by the major credit bureaus (Equifax, Experian and Trans Union), including data and version changes as defined in the SLA.

3.	Provide telephone support related to the Software Interfaces and Services during normal business hours (7am to 6pm Central Time).
b.	DMS will provide support and maintenance services beyond the Basic Maintenance Services described above. Any such additional services shall be set forth in a separate written schedule agreed to by both parties.

c.	DMS shall not be obligated to provide the Basic Maintenance Services unless and until all of the following conditions have been met:
1.	Intersections has consulted with DMS, exercised reasonable effort and diligence in attempt to resolve the problem, but has been unable to do so;

2.	the problem is the result of reproducible program error or malfunction caused by DMS;

3.	Intersections has not changed, modified or damaged the Software Interfaces (excluding modifications made under the direct supervision of DMS;

4.	Where applicable, Intersections shall have installed and implemented Software Interface Enhancements or updates such that the version/release level of the Software Interfaces are ones supported by DMS (DMS’ then current release and the immediately preceding release of the Software Interfaces); and

5.	Intersections shall have installed any hardware or software necessary for the proper operation of the Software Interfaces as provided by DMS.
2.4.	Enhancements and Customizations. Any Enhancements and Customizations must be mutually agreed to in writing and set forth in a separate schedule.
3.	Licenses
3.1.	License from DMS to Intersections for Credit Toolkit
a.	DMS hereby grants Intersections a non-exclusive license (without the right to assign, transfer or sublicense except to Intersections’ Affiliates) to use the Credit Toolkit software interface, at Intersections’ principal office location and facilities owned or leased by Intersections for Internal Purposes only and in accordance with the terms and conditions set forth herein.

b.	Any Enhancements of Credit Toolkit whether made or provided by DMS, Intersections or Intersections personnel shall become part of Credit Toolkit and remain the Intellectual Property of DMS subject to the terms and conditions hereof.

c.	Unless otherwise agreed to in writing by the parties, any Enhancements to the Credit Toolkit, including any intellectual property rights associated therewith, made or provided by DMS hereunder (whether alone or with any contribution from Intersections or its personnel) shall be owned exclusively by DMS. Should Intersections or its personnel obtain any right or interest in Credit Toolkit and any Enhancements of Credit Toolkit by operation of law, Intersections irrevocably assigns all such rights and interest exclusively to DMS. Intersections hereby agrees to execute such further instruments and documents as, in the reasonable judgment of DMS, are or may become necessary to carry out or effectuate the assignment of any rights or interest in and to Credit Toolkit and any Enhancements thereto. Notwithstanding anything to the contrary in this

Agreement, DMS (i) will retain all right, title and interest in and to all software development tools, know-how, methodologies, processes, techniques, technologies or algorithms used in performing the Services which are based on trade secrets or proprietary information of DMS or are otherwise owned or licensed by DMS (collectively, “Tools”), (ii) will be free to use, royalty-free, any ideas, concepts, methodologies, processes and know how developed or created by DMS in performing the Services, and (iii) will retain ownership of any pre-existing DMS software or development Tools that are used in providing the Services under this Schedule.

d.	Intersection shall not install Credit Toolkit at any location other than a facility owned or leased by Intersections without DMS’ prior express written authorization, which will not be unreasonably withheld.

e.	Intersections acknowledges that DMS has and retains all right, title and interest in and to Credit Toolkit and that full title to and ownership of Credit Toolkit, including without limitation all intellectual property rights, remains with DMS. Intersections has no rights in or to Credit Toolkit except as expressly granted under this Agreement.

f.	In no event shall Credit Toolkit or any portion thereof be disclosed, made available to or used for the benefit of any third party, sold, assigned, leased, sublicensed or otherwise disposed of, commercially exploited or marketed in any way, with or without change, by Intersections or any of Intersections’ subsidiaries, affiliates, employees or agents, other than for the purpose of operating and servicing the Business of Intersections. No service bureau work or time-sharing arrangement is permitted. Intersections will treat and hold the Credit Toolkit in strict confidence, will restrict assess to the Credit Toolkit to Intersections’ authorized employees and will inform Intersections’ employees of the provisions of this Section. Intersections’ obligations under this Section will survive any termination, rescission or expiration of this Agreement.

g.	Intersections acknowledges the proprietary and confidential nature of Credit Toolkit, that DMS’ copyright subsist in Credit Toolkit, and that the existence of a copyright notice will not cause or be construed as causing Credit Toolkit to be in the public domain. Intersections may not copy Credit Toolkit other than for archival or backup purposes unless specifically authorized in writing by DMS in advance, or pursuant to the terms of this Agreement. Intersections will retain in any such copy of Credit Toolkit or the Documentation, and will affix to the media upon which it is copied, any proprietary markings or legends placed upon or contained within Credit Toolkit or Documentation.

h.	DMS may, at any time during the term of this Agreement and with ten business days’ prior notice, gain access to Intersections’ premises, for the limited purpose of conducting an inspection to determine and verify that Intersections is in compliance with the terms and conditions hereof. Intersections will promptly grant such access and cooperate with DMS in the inspection; provided, however, that the inspection will be conducted in a manner that will not unreasonably disrupt Intersections’ business and will be restricted in scope, manner and duration to that reasonably necessary to achieve its purpose.

i.	Intersections agrees that Credit Toolkit is and will remain after termination of this Agreement the valuable, proprietary and confidential property of DMS, that the violation of any of the foregoing paragraphs of this Section would cause DMS irreparable injury for which it would have no adequate remedy at law, and that DMS will be entitled to preliminary and other injunctive relieve against any such violation. Such injunctive relief will be in addition to, and in no way in limitation of, any other remedies or rights that DMS may have at law or in equity.
3.2.	License from Intersections to DMS for CreditMo
a.	Intersections hereby grants DMS a non-exclusive, non-transferable license to use, upgrade, and maintain the CreditMo software during the Term of this Schedule.

b.	Any Enhancements of CreditMo whether made or provided by Intersections, DMS or DMS’s personnel shall become part of CreditMo and subject to the terms and conditions hereof.

c.	Unless otherwise agreed to in writing by the parties, any Enhancements to the CreditMo, including any intellectual property rights associated therewith, made or provided by DMS hereunder (whether alone or with any contribution from Intersections or its personnel) shall be owned exclusively by Intersections. Should DMS or its personnel obtain any right or interest in CreditMo and any Enhancements of CreditMo by operation of law, DMS irrevocably assigns all such rights and interest exclusively to Intersections. DMS hereby agrees to execute such further instruments and documents as, in the reasonable judgment of Intersections, are or may become necessary to carry out or effectuate the assignment of any rights or interest in and to CreditMo and any Enhancements thereto. Notwithstanding anything to the contrary in this Agreement, DMS (i) will retain all right, title and interest in and to all software development tools, know-how, methodologies, processes, techniques, technologies or algorithms used in performing the Services which are based on trade secrets or proprietary information of DMS or are otherwise owned or licensed by DMS (collectively, “Tools”), (ii) will be free to use, royalty-free, any ideas, concepts, methodologies, processes and know how developed or created by DMS in performing the Services, and (iii) will retain ownership of any preexisting DMS software or development Tools that are used in providing the Services under this Schedule.
4.	Payment
4.1.	The Services identified in Section 2 above shall be provided on a fixed fee basis in accordance with the fees set forth in 4.2 and 4.3 below and as provided for in the Master Agreement.

4.2.	Intersections agrees to pay DMS a monthly fee of $50,000 for the Access & Normalization Services provided hereunder.

4.3.	Intersections agrees to pay DMS a monthly fee of $20,000 for the Ongoing Monitoring of the Credit Bureau File Services and Maintenance, Upkeep and Operation of CreditMo provided hereunder.

4.4.	Intersections agrees to reimburse DMS for travel related expenses that are pre-approved in writing by Intersections .

4.5.	Intersections agrees to reimburse DMS for Enhancements that the parties agree (in writing) are outside the scope of BasicMaintenance Services as set forth in Section 2.3(a) above. Such agreements shall be in writing and paid in accordance with the terms of the Master Services Agreement.
5.	Term & Termination
5.1.	The Term of this Schedule shall commence on the date of the Effective Date of Master Services Agreement is executed and unless terminated in accordance with Section 5 of the Master Services Agreement, continue for five years from the Effective Date. Thereafter, this Schedule shall automatically renew for five year terms unless either party provides the other party with its written intent not to renew within six months of the end of the then-current term.
5.2.	Effects of Termination
a.	Upon termination, all licenses granted hereunder shall automatically terminate and revert back to the respective owner;

b.	Intersections will promptly remove Credit Toolkit from its computers, return all copies of Credit Toolkit (including Documentation) to DMS, and execute and deliver to DMS a certificate, signed by an officer of Intersections, stating that all copies of Credit Toolkit have been removed and returned;

c.	Upon termination of this Agreement by either party in accordance with this Section, DMS’ obligation to provide warranty, maintenance or other services under this Agreement or a separate agreement shall cease.
6.	Intellectual Property Indemnification
6.1.	DMS shall defend, indemnify and hold Intersections harmless form and against any third party claim of patent or copyright infringement relating to the Credit Toolkit, provided that Intersections promptly notifies DMS in writing of any such claim and allows DMS to control, and fully cooperates with DMS in, the defense of any such claim and all related settlement negotiations. In the event an injunction is sought or obtained against Intersections’ use of the Credit Toolkit as a result of any such infringement claim, DMS shall, at its sole option and express, either (a) procure for Intersections the right to continue using Credit Toolkit, (b) replace or modify Credit Toolkit so that it does not infringe, of (c) terminate the license relating to Credit Toolkit and refund to Intersections an amount equal to the fees, if any, paid by Intersections hereunder in respect of any services not yet performed as of the date of termination. THE FOREGOING CONSTITUTES THE ENTIRE LIABILITY OF DMS AND

INTERSECTIONS’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY CLAIMS OF PATENT OR COPYRIGHT INFRINGEMENT.
7.	Limited Warranty
7.1.	DMS does not warrant that the Credit Toolkit will meet Intersections’ requirements or that its operation will be uninterrupted or error free. This warranty does not cover any product or component that has been altered or changed in any way by anyone other than DMS, and DMS is not responsible for problems caused by hardware, components or software (including Credit Mo), or services (including such services as internet, telecommunications, credit bureau data or connectivity) not provided by DMS. In the event of a breach of the foregoing warranty, DMS’ sole obligation, and Intersections’ sole and exclusive remedy, shall be that DMS shall promptly correct the non-conforming Software Interfaces without charge. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused its duly authorized officers or representatives to be affixed hereto.

INTERSECTIONS INC.	DIGITAL MATRIX SYSTEMS, INC.

By:	By:

Name:	Name:

Title:	Title:

Date
Signed: ___day of , 2006	Signed: ___day of , 2006